Citigroup Funding Inc.	November 26, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0308 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

▪
The securities are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities provide a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Russell 2000® Index (the “index”) from its initial index level to its final index level.

▪
The securities offer modified exposure to the performance of the index, with (i) a minimum positive return at maturity if the index appreciates at all, (ii) 1-to-1 participation in any appreciation of the index in excess of the minimum positive return, subject to the maximum return at maturity specified below, and (iii) a 10% buffer against any depreciation of the index. In exchange, investors in the securities must be willing to forgo any appreciation of the index in excess of the maximum return at maturity and any dividends on the stocks included in the index.  Investors in the securities must also be willing to accept downside exposure to any depreciation of the index in excess of the 10% buffer.  If the index depreciates by more than 10%, you will lose 1% of the stated principal amount of your securities for every 1% by which the depreciation exceeds 10%.

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In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations.

KEY TERMS
Index:	Russell 2000® Index
Aggregate principal amount:	$2,830,000
Stated principal amount:	$1,000 per security
Pricing date:	November 26, 2012
Issue date:	November 29, 2012
Valuation date:	May 26, 2016, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	June 1, 2016
Payment at maturity:
For each $1,000 security you hold at maturity:
▪      If the final index level is greater than or equal to the initial index level:
$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase, subject to the maximum return at maturity
▪      If the final index level is less than the initial index level by an amount less than or equal to the buffer amount:
$1,000
▪      If the final index level is less than the initial index level by an amount greater than the buffer amount:
($1,000 × the index performance factor) + $100
If the final index level declines from the initial index level by more than 10%, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	809.02, the closing level of the index on the pricing date
Final index level:	The closing level of the index on the valuation date
Fixed return amount:	$250 per security (25% of the stated principal amount)
Index percent increase:	(final index level – initial index level) / initial index level
Index performance factor:	final index level / initial index level
Buffer amount:	10%
Maximum return at maturity:	50%. Because of the maximum return at maturity, the payment at maturity will not exceed $1,500 per security.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0ZG7 / US1730T0ZG74
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer(1)
Per security:	$1,000.00	$30.00	$970.00
Total:	$2,830,000	$84,900	$2,745,100
(1) The underwriting fee is variable but will not exceed $30.00 per security.  The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Funding Inc., assuming the maximum per security underwriting fee.  The total underwriting fee and proceeds to issuer shown above give effect to the actual amount of this variable underwriting fee.  For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 dated May 21, 2012Underlying Supplement No. 1 dated May 23, 2012
Prospectus Supplement and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Potential Future Events.  It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are issued.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes in the closing level of the index from the pricing date to the valuation date (as measured solely on those two dates).

Investors in the securities will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Buffered Digital Plus Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

November 2012	PS-2

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

Example 1—Upside Scenario A.  The hypothetical final index level is 889.92 (a 10% increase from the initial index level), which is greater than the initial index level by less than the fixed return of 25%.

Payment at maturity per security	= $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $250 and (ii) $1,000 × 10%, subject to the maximum return at maturity of 50%
= $1,000 + $250 = $1,250

Because the index appreciated from its initial index level to its hypothetical final index level and the fixed return amount is greater than the $100 return you would have received based on the performance of the index, your total return on the securities at maturity will equal the fixed return of 25%.

Example 2—Upside Scenario B.  The hypothetical final index level is 1,132.63 (a 40% increase from the initial index level), which is greater than the initial index level by more than the fixed return of 25% but by less than the maximum return at maturity of 50%.

Payment at maturity per security	= $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $250 and (ii) $1,000 × 40%, subject to the maximum return at maturity of 50%
= $1,000 + $400 = $1,400

Because the index appreciated from its initial index level to its hypothetical final index level and the $400 return based on the performance of the index is greater than the fixed return amount, but less than the maximum return at maturity of 50%, your total return on the securities at maturity in this scenario will reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Upside Scenario C.  The hypothetical final index level is 1,294.43 (a 60% increase from the initial index level), which is greater than the initial index level by more than the maximum return at maturity of 50%.

Payment at maturity per security	= $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $250 and (ii) $1,000 × 60%, subject to the maximum return at maturity of 50%
= $1,000 + $500 = $1,500

Because the index appreciated from its initial index level to its hypothetical final index level and the $600 return based on the performance of the index would result in a total return at maturity of 60%, which is greater than the maximum return at maturity of 50%, your total return on the securities at maturity in this scenario will be equal to the maximum payment at maturity of $1,500 per security.  In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index without a maximum return.

Example 4—Par Scenario.  The hypothetical final index level is 768.57 (a 5% decrease from the initial index level), which is less than the initial index level by less than the buffer amount of 10%.

Payment at maturity per security	= $1,000

Because the hypothetical final index level decreased from the initial index level by less than the 10% buffer amount, your payment at maturity in this scenario will equal the $1,000 stated principal amount per security.

Example 5—Downside Scenario.  The hypothetical final index level is 323.61 (a 60% decrease from the initial index level), which is less than the initial index level by more than the buffer amount of 10%.

Payment at maturity per security	= ($1,000 × the index performance factor) + $100
= ($1,000 × 0.40) + $100
= $400 + $100 = $500

November 2012	PS-3

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

Because the hypothetical final index level decreased from the initial index level by more than the 10% buffer amount, your payment at maturity in this scenario will reflect 1-to-1 exposure to the negative performance of the index beyond the 10% buffer amount.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

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You may lose up to 90% of your investment. Unlike conventional debt securities, the securities do not pay interest and do not provide for the repayment of a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the index.  If the final index level is less than the initial index level by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% the final index level declines beyond the buffer amount.

■
The securities do not pay interest.  The securities do not provide for the payment of interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

■
Your potential return on the securities is limited.  Your potential total return on the securities at maturity is limited by the maximum return at maturity of 50%, which is equivalent to a maximum payment at maturity of $1,500 per security.  Any increase in the final index level over the initial index level by more than 50% will not increase your return on the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the security were based on an average of index closing levels instead of only the valuation date, you might have achieved better returns.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the

November 2012	PS-4

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

time remaining to maturity and our creditworthiness. You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.  As of November 26, 2012, the average dividend yield of the index was 1.78% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 6.23% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

■
Our offering of the securities is not a recommendation of the index.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index.  These and other activities of our affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.

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The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the stocks that constitute the index or in instruments related to the index.  Our affiliates also trade the stocks that constitute the index and other financial instruments related to index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the level of the index and the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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Adjustments to the index may affect the value of your securities.  Russell Investments (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2012	PS-5

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

Information about the Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Funding Inc. and its affiliates.  For more information, see “Equity Index Descriptions— Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the index, including certain risks that are associated with an investment linked to the index.

Historical Information

The graph below shows the closing levels of the index for each day such level was available from January 3, 2007 to November 26, 2012.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

Russell 2000® Index January 3, 2007 to November 26, 2012

The closing level of the index on November 26, 2012 was 809.02.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided

November 2012	PS-6

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $30.00 for each $1,000 security sold in this offering.  The actual underwriting fee will be equal to $30.00 for each $1,000 security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $30.00 for each $1,000 security they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $30.00 for each $1,000 security they sell. Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $30.00 for each $1,000 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided

November 2012	PS-7

Citigroup Funding Inc.
Buffered Digital Plus Securities Based on the Russell 2000® Index Due June 1, 2016

that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Martha D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Martha  D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the securities offered by this pricing supplement and duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Martha D.  Bailey, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2012	PS-8